Exhibit 10.19

CREDIT AGREEMENT

Dated as of February 8, 2002

by and between

Griffin Land & Nurseries, Inc.

and

Fleet National Bank

TABLE OF CONTENTS

1. DEFINITIONS AND RULES OF INTERPRETATION.
1.1. Definitions.
1.2. Rules of Interpretation.
2. THE REVOLVING CREDIT FACILITY.
2.1. Commitment to Lend.
2.2. Commitment Fee.
2.3. Reduction of Commitment.
2.4. The Revolving Credit Note.
2.5. Interest on Loans.
2.6. Requests for Loans.
2.7. Conversion Options.
2.7.1. Conversion to Different Type of Loan.
2.7.2. Continuation of Type of Loan.
2.7.3. LIBOR Rate Loans.
3. REPAYMENT OF THE REVOLVING CREDIT LOANS.
3.1. Maturity.
3.2. Mandatory Repayments of Loans.
3.3. Optional Repayments of Loans.
4. LETTERS OF CREDIT.
4.1. Letter of Credit Commitments.
4.1.1. Commitment to Issue Letters of Credit.
4.1.2. Letter of Credit Applications.
4.1.3. Terms of Letters of Credit.
4.2. Reimbursement Obligation of the Borrower.
4.3. Letter of Credit Payments.
4.4. Obligations Absolute.
4.5. Reliance by Issuer.
4.6. Letter of Credit Fee.
5. CERTAIN GENERAL PROVISIONS.
5.1. Closing Fee.
5.2. Funds for Payments.
5.2.1. Payments to Bank.
5.2.2. No Offset, etc.
5.3. Computations.
5.4. Inability to Determine LIBOR Rate.
5.5. Illegality.
5.6. Additional Costs, etc.
5.7. Capital Adequacy.
5.8. Certificate.
5.9. Indemnity.
5.10. Interest After Default.
5.10.1. Overdue Payments.
5.10.2. Interest After Default.
6. COLLATERAL SECURITY.

6.1. Security of Borrower.
7. REPRESENTATIONS AND WARRANTIES.
7.1. Authority.
7.1.1. Incorporation; Good Standing.
7.1.2. Authorization.
7.1.3. Enforceability.
7.2. Governmental Approvals.
7.3. Title to Properties; Leases.
7.4. Financial Statements and Projections.
7.4.1. Fiscal Year.
7.4.2. Financial Statements.
7.5. No Material Changes, etc.
7.6. Litigation.
7.7. No Materially Adverse Contracts, etc.
7.8. Compliance with Other Instruments, Laws, etc.
7.9. Tax Status.
7.10. No Event of Default.
7.11. Intentionally Omitted.
7.12. Absence of Financing Statements, etc.
7.13. Certain Transactions.
7.14. Use of Proceeds.
7.14.1. General.
7.14.2. Regulations U and X.
7.15. Environmental Compliance.
7.16. Subsidiaries, etc.
7.17. Bank Accounts.
7.18. Chief Executive Office.
7.19. Insurance.
8. AFFIRMATIVE COVENANTS OF THE BORROWER.
8.1. Punctual Payment.
8.2. Maintenance of Office.
8.3. Records and Accounts.
8.4. Financial Statements, Certificates and Information.
8.5. Notices.
8.5.1. Defaults.
8.5.2. Environmental Events.
8.5.3. Notification of Claim against Collateral.
8.5.4. Notice of Litigation and Judgments.
8.6. Existence; Maintenance of Properties.
8.7. Insurance.
8.8. Taxes.
8.9. Inspection of Properties and Books, etc.
8.10. Compliance with Laws, Contracts, Licenses, and Permits.
8.11. Use of Proceeds.
8.12. Depository Bank.
8.13. Further Assurances.

9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.
9.1. Restrictions on Indebtedness.
9.2. Restrictions on Liens.
9.3. Restrictions on Investments.
9.4. Distributions.
9.5. Merger, Consolidation and Disposition of Assets.
9.5.1. Mergers and Acquisitions.
9.5.2. Disposition of Assets.
9.6. Sale and Leaseback.
9.7. Compliance with Environmental Laws.
9.8. Fiscal Year.
9.9. Transactions with Affiliates.
9.10. Subordinated Debt.
10. FINANCIAL COVENANTS OF THE BORROWER.
10.1. Net Worth.
10.2. Fixed Charge Coverage Ratio.
10.3. Liabilities to Net Worth.
10.4. Consolidated Net Loss.
11. CLOSING CONDITIONS.
11.1. Loan Documents etc.
11.1.1. Loan Documents.
11.2. Certified Copies of Charter Documents.
11.3. Corporate Action.
11.4. Validity of Liens.
11.5. Certificates of Insurance.
11.6. Opinion of Counsel.
12. CONDITIONS TO ALL BORROWINGS.
12.1. Representations True; No Event of Default.
12.2. No Legal Impediment.
12.3. Governmental Regulation.
12.4. Proceedings and Documents.
13. EVENTS OF DEFAULT; ACCELERATION; ETC.
13.1. Events of Default and Acceleration.
13.2. Termination of Commitment.
13.3. Remedies.
14. SETOFF.
15. EXPENSES AND INDEMNIFICATION.
15.1. Expenses.
15.2. Indemnification.
15.3. Survival.
16. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.
17. SURVIVAL OF COVENANTS, ETC.
18. ASSIGNMENT AND PARTICIPATION.
18.1. Conditions to Assignment by Bank.
18.2. Participations.
18.3. Disclosure.

18.4. Assignment by Borrower.
19. NOTICES, ETC.
20. GOVERNING LAW.
21. HEADINGS.
22. COUNTERPARTS.
23. ENTIRE AGREEMENT, ETC.
24. WAIVER OF JURY TRIAL.
25. CONSENTS, AMENDMENTS, WAIVERS, ETC.
26. PREJUDGMENT REMEDY WAIVER.
27. USURY.
28. SEVERABILITY.

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of February 8, 2002, by and between Griffin Land & Nurseries, Inc., a Delaware corporation having its principal place of business at 204 West Newberry Road, Bloomfield, Connecticut 06002 (the “Borrower”) and Fleet National Bank (the “Bank”), a national banking association, with an office at 777 Main Street, Hartford, Connecticut 06115.

1.  DEFINITIONS AND RULES OF INTERPRETATION.

1.1.  Definitions.

The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Adjustment Date.  The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to §8.4(d).

Affiliate.  Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

Applicable Margin.  For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Debt Service Coverage Ratio, as determined for the Debt Service Reference Period of the Borrower and its Subsidiaries ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Debt Service Coverage Ratio	Base Rate Loans	LIBOR Rate Loans

I	Less than 2.00:1.00	0.50%	2.50%
II	Greater than or equal to 2.00:1.00 but less than or equal to 3.00:1.00	0.00%	1.75%
III	Greater than 3.00:1.00	–0.50%	1.50%

Notwithstanding the foregoing, (a) for the Loans outstanding during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending June 1, 2002, the Applicable Margin shall be the Applicable Margin set forth in Level I above, and (b) if the Borrower fails to deliver any Compliance Certificate pursuant to §8.4(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Assignments of Leases and Rents.  The Assignments of Leases and Rents, dated or to be dated on or prior to the Closing Date, from the Borrower and River Bend to the Bank and each in form and substance satisfactory to the Bank.

Balance Sheet Date.  September 1, 2001.

Bank.  As defined in the preamble hereto.

Base Rate. The variable per annum rate of interest so designated from time to time by the Bank as its Prime Rate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

Base Rate Loans.  Any Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Business Day.  Any day other than a Saturday, Sunday or day which shall be in the State of Connecticut a legal holiday on which banking institutions are required or authorized to close and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

Capital Expenditures.  Amounts paid or Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with (a) the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles or (b) the lease of any assets by the Borrower or any of its Subsidiaries as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases.  Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles; provided, however, that any leases entered into by the Borrower prior to the date hereof shall be treated by the Borrower as the Borrower has treated such leases consistent with past principles regardless of whether such treatment is in accordance with generally accepted accounting principles.

Cash Flow Positive.  With respect to any fiscal period, any Real Estate owned by the Borrower and which is encumbered by a Non-Recourse Mortgage and as to which the operating revenues received by the Borrower from such Real Estate during such fiscal period exceeds the sum of (a) the aggregate amount of reasonable and necessary operating expenses which are incurred and paid or accrued by the Borrower during such period in connection with the ownership, maintenance and operation of such Real Estate, plus (b) the principal, interest and other amounts payable in respect of Indebtedness incurred by the Borrower or any of its Subsidiaries which is secured by the Non-Recourse Mortgage on such Real Estate during such period each as determined in accordance with generally accepted accounting principles.

Centaur.  Centaur Communications Ltd.

CERCLA.  See §7.15(a).

Change of Control.  An event or series of events by which (a) the Cullman Group ceases to own at least forty percent (40%) of the outstanding shares of any class of voting stock of the Borrower; and (b) members of the Cullman Group cease to hold thirty percent (30%) of the seats on the board of directors of the Borrower.

Closing Date.  The first date on which the conditions set forth in §11 have been satisfied and any Loans are to be made or any Letter of Credit is to be issued hereunder.

Code.  The Internal Revenue Code of 1986, as amended from time to time.

Collateral.  All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

Commitment.  The obligation of the Bank to make Loans to, and to issue, extend and renew Letters of Credit for the account of, the Borrower up to an aggregate outstanding principal amount not to exceed the result of (a) $19,380,000, minus (b) the sum of the Commitment Reduction Amounts, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Reduction Amount.  With respect to any Released Property, the amount set forth on Schedule 1 hereto opposite the applicable Released Property.

Compliance Certificate.  See §8.4(d) hereof.

Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

Consolidated Net Income (or Loss).  The consolidated net income (or loss) of the Borrower and its Subsidiaries, determined in accordance with generally accepted accounting principles, after eliminating therefrom (a) all extraordinary nonrecurring items of income of the Borrower and its Subsidiaries and all extraordinary nonrecurring non-cash losses with respect to the real estate business of the Borrower and its Subsidiaries and (b) any and all

non-cash earnings or losses from Investments by the Borrower in Centaur, Shemin Acquisition Corp. and/or Linguaphone.

Consolidated Net Worth:  The excess of Consolidated Total Assets over Consolidated Total Liabilities.

Consolidated Total Assets.  All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries.

Consolidated Total Debt Service.  For any fiscal period with respect to the Borrower and its Subsidiaries, the sum of (a) Consolidated Total Interest Expense for such period, plus (b) any and all scheduled repayments of principal in respect of Indebtedness of the Borrower and its Subsidiaries made or required to be made during such period other than the prepayment of Indebtedness owed by the Borrower to Webster Bank; provided, that for the purpose of calculating the Fixed Charge Coverage Ratio only (x) any and all interest required to be paid or accrued and any and all scheduled repayments of principal in respect of Non-Recourse Debt incurred by the Borrower or any of its Subsidiaries which is secured by any Non-Recourse Mortgage on Real Estate which is Cash Flow Positive for the fiscal period with respect to which the Fixed Charge Coverage Ratio is being determined, shall be excluded from clauses (a) and (b) hereof so long as the Borrower or such Subsidiary is not in default under any of such Indebtedness at the time that the Fixed Charge Coverage Ratio is being calculated; otherwise, all such interest and all such scheduled repayments of principal on such Indebtedness during such fiscal period shall be included in such calculation and (y) any and all interest in respect of Indebtedness incurred by the Borrower or such Subsidiary in connection with any construction projects of the Borrower or its Subsidiaries which is capitalized in accordance with generally accepted accounting principles shall also be excluded from the calculation of “Consolidated Total Interest Expense”.

Consolidated Total Interest Expense.  For any period, (a) for the purpose of calculating the Debt Service Coverage Ratio, the aggregate amount of interest paid or required to be paid in cash or property by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period and (b) for all other purposes, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, in the case of clauses (a) and (b) whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease.

Consolidated Total Liabilities.  All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries.

Conversion Request.  A notice given by the Borrower to the Bank of the Borrower’s election to convert or continue a Loan in accordance with §2.7.

Credit Agreement.  This Credit Agreement, including the Schedules and Exhibits hereto.

Culbro.  Culbro Homes II, Inc.

Cullman Group.  The individuals composing the Reporting Persons with respect to the Schedule 13D filed with the Securities and Exchange Commission on July 14, 1997.

Debt Service Coverage Ratio.  As at any date of determination, the ratio of (a) the result of (i) EBITDA for the Debt Service Reference Period ended on such date, minus (ii) Distributions made by the Borrower during such Debt Service Reference Period, to (b) the sum of (i) Consolidated Total Debt Service for such Debt Service Reference Period, plus (ii) cash taxes paid by the Borrower and its Subsidiaries during such Debt Service Reference Period other than (x) any cash taxes paid by the Borrower with respect to income earned prior to December 1, 2001 and (y) any cash taxes paid by the Borrower prior to December 31, 2002 in connection with the sale of the service centers to Shemin Nurseries, Inc.

Debt Service Reference Period.  As of any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on the relevant date.

Default.  See §13.1.

Distribution.  The declaration or payment of any dividend or other distribution on or in respect of any shares of any class of capital stock of the Borrower other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise or the return of capital by the Borrower to its shareholders.

Dollars or $.  Dollars in lawful currency of the United States of America.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.

EBITDA.  With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income (or Loss) for such fiscal period, plus (b) in each case to the extent deducted in the calculation of Consolidated Net Income (or Loss) and without duplication, (i) depreciation and amortization for such fiscal period, plus (ii) income tax expense for such fiscal period, plus (iii) Consolidated Total Interest Expense for such fiscal period, plus (iv) any other non-cash charges for such fiscal period, all as determined in accordance with generally accepted accounting principles.  For the purpose of calculating the Fixed Charge Coverage Ratio only, any operating income from any Real Estate owned by the Borrower or any of its Subsidiaries which is encumbered by a Non-Recourse Mortgage as to which no default exists at the time that the Fixed Charge Coverage Ratio is being determined and which is Cash Flow Positive for the fiscal period as to which the Fixed Charge Coverage Ratio is being determined shall be excluded from the calculation of “EBITDA” up to and including the amount necessary to satisfy the corresponding debt service for the relevant period in respect of the Indebtedness incurred by the Borrower or such Subsidiary which is secured by such Non-Recourse Mortgage (including all principal and interest).

Environmental Indemnity Agreements.  The Environmental Indemnity Agreements, dated or to be dated on or prior to the Closing Date, by and between the Bank and each of the Borrower and River Bend and each in form and substance satisfactory to the Bank.

Environmental Laws.  See §7.15(a).

EPA.  See §7.15(b).

ERISA.  The Employee Retirement Income Security Act of 1974.

Eurocurrency Reserve Rate.  For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default.  See §13.1.

Fixed Charge Coverage Ratio.  As at any date of determination, the ratio of (a) the result of (i) EBITDA for the Reference Period ended on such date, minus (ii) Distributions made by the Borrower during such Reference Period, to (b) the sum of (i) Consolidated Total Debt Service for the Reference Period ended on such date, plus (ii) cash taxes paid by the Borrower and its Subsidiaries during such Reference Period other than any cash taxes paid by the Borrower with respect to income earned prior to December 1, 2001.

Generally accepted accounting principles.  (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal period ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements and the notes thereto for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “generally accepted accounting principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Guarantors.  Collectively, Imperial, River Bend and any Subsidiary Guarantor.

Guaranties.  Collectively, the Guaranties made by each of the Guarantors in favor of the Bank, and each in form and substance satisfactory to the Bank.

Hazardous Substances.  See §7.15(b).

Imperial.  Imperial Nurseries, Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower.

Indebtedness.  As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)                                   every obligation of such Person for money borrowed,

(b)                                  every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)                                   every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)                                  every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)                                   every obligation of such Person under any Capitalized Lease,

(f)                                     every obligation of such Person under any lease (a “Synthetic Lease”) treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes,

(g)                                  all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)                                  every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares or similar interests, or any rights measured by the value of such shares, warrants, options or other rights,

(i)                                      every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(j)                                      every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(k)                                   every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Interest Payment Date.  (a) As to any Base Rate Loan, the last day of the calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period.  With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar month; (ii) for any LIBOR Rate Loan, 1, 2, 3 or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)                                  if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(b)                                 if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(c)                                  if the Borrower shall fail to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(d)                                 any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(e)                                  any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate Agreement.  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement or other similar agreement or arrangement to which the Borrower is a party, designed to protect the Borrower against fluctuations in interest rates.

Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock, membership interests or similar interests or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness) of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be equal to the maximum amount to be paid under such guaranty with respect to the principal amount of the obligations actually covered by such guaranty and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Letter of Credit.  See §4.1.1.

Letter of Credit Application.  See §4.1.1.

Letter of Credit Fee.  See §4.6.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in the London interbank market.

LIBOR Lending Office.  Initially, the office of the Bank, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (a) the rate determined by the Bank at which Dollar deposits for such Interest Period are offered based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate.  If the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Bank.  The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period.  In the event that the Bank is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

LIBOR Rate Loans.  All or any portion of the Loans bearing interest calculated by reference to the LIBOR Rate.

Loan Documents.  This Credit Agreement, the Note, the Guaranties, the Letter of Credit Applications, the Letters of Credit, the Environmental Indemnity Agreements, the Security Documents and any document, agreement and/or instrument executed and/or delivered in connection therewith.

Linguaphone.  Linguaphone Group Plc.

Loan Request.  See §2.6.

Loans.  Revolving credit loans made or to be made by the Bank to the Borrower pursuant to §2.

Material Adverse Effect.  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, condition (financial or otherwise), Collateral, operations or income of the Borrower and its Subsidiaries, taken as a whole;

(b) an adverse effect on the ability of the Borrower and its Subsidiaries taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

(c) any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Bank under any Loan Document or any impairment of the attachment, perfection or priority of any lien, mortgage or security interest of the Bank under the Security Documents.

Maturity Date.  February 8, 2005.

Maximum Drawing Amount.  The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Mortgages.  The Open-End Mortgage and Security Agreements, dated or to be dated on or prior to the Closing Date, from the Borrower and River Bend to the Bank with respect to the fee interests of the Borrower and River Bend and each in form and substance satisfactory to the Bank.

Non-Recourse Debt.  Any Indebtedness of the Borrower or any of its Subsidiaries the holder of which has the right to collect such Indebtedness from the proceeds of a lien on Real Estate owned by the Borrower or such Subsidiary but has no right to attach or execute upon any other asset of the Borrower, such Subsidiary or any other Subsidiary of the Borrower in order to collect such Indebtedness unless an event or circumstance described therein has occurred.

Non-Recourse Mortgage.  Any mortgage, deed of trust or similar instrument that encumbers any Real Estate owned by the Borrower or any of its Subsidiaries which secures Non-Recourse Debt.

Note Record.  A Record with respect to the Note.

Note.  See §2.4.

Obligations.  All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to the Bank, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Interest Rate Agreement or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Note, Letter of Credit Applications, Letters of Credit, interest rate protection arrangement or other instruments at any time evidencing any thereof.

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §9.2.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

RCRA.  See §7.15(a).

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record.  The grid attached to the Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loan referred to in the Note.

Reference Period.  For the period ending June 1, 2002, the period of two (2) consecutive fiscal quarters ending on June 1, 2002. For the period ending August 31, 2002, the period of three (3) consecutive fiscal quarters ending on August 31, 2002.  With respect to any other date of determination, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on the relevant date.

Reimbursement Obligation.  The Borrower’s obligation to reimburse the Bank on account of any drawing under any Letter of Credit as provided in §4.2.

Released Property.  Real Estate that is included in the Collateral as to which the lien held by the Bank is released by the Bank at the request or with the consent of the Borrower.

River Bend.  River Bend Associates, Inc., a Connecticut corporation and wholly-owned Subsidiary of the Borrower.

SARA.  See §7.15(a).

SEC.  The Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

Security Documents.  The Mortgages, the Assignments of Leases and Rents and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Subordinated Debt.  Unsecured Indebtedness of the Borrower to any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance reasonably satisfactory to the Bank.

Subsidiary.  Any corporation, limited liability company, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock (other than Walden Woods Conservancy).

Subsidiary Guarantor.  Any Subsidiary of the Borrower that guaranties the Obligations pursuant to the terms of a Guaranty substantially in the form of Exhibit B attached hereto.  Contemporaneously with the execution and delivery of such guaranty, the Borrower shall deliver to the Bank appropriate corporate backup documentation and a legal opinion, in each case, in form and substance satisfactory to the Bank, as to each such guaranty.

Synthetic Lease.  As defined in paragraph (f) of the definition of “Indebtedness”.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Uniform Customs.  With respect to any Letter of Credit, either the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit, or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Bank on the date specified in, and in accordance with, §4.2.

Voting Stock.  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, limited liability company, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2.  Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Connecticut, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)           Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)            Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)           This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)            This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Bank and the Borrower and are the product of discussions and negotiations among all parties.  Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Bank merely on account of the Bank’s involvement in the preparation of such documents.

2.  THE REVOLVING CREDIT FACILITY.

2.1.  Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, the Bank agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Bank given in accordance with §2.6, such sums as are requested by the Borrower, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Commitment.  Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §11 and §12, in the case of the initial Loans to be made on the Closing Date, and §12, in the case of all other Loans, have been satisfied on the date of such request.

2.2.  Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee calculated at the rate of one-quarter of one percent (0.25%) per annum of the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Loans during such calendar quarter.  The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitment shall terminate.

2.3.  Reduction of Commitment. The Borrower shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Bank to reduce by $100,000 or an integral multiple thereof or terminate entirely the Commitment, whereupon the Commitment shall be reduced in accordance with the amount specified in such notice or, as the case may be, terminated.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Bank the full amount of any commitment fee then accrued on the amount of the reduction.

2.4.  The Revolving Credit Note. The Loans shall be evidenced by a promissory note of the Borrower in the original principal amount of $19,380,000 (the “Note”), dated as of the Closing Date and completed with appropriate insertions.  The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on the Bank’s Note, an appropriate notation on the Bank’s Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on the Bank’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on the Bank’s Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Note to make payments of principal of or interest on the Note when due.

2.5.  Interest on Loans. Except as otherwise provided in §5.10,

(a)           Each Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the

Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin.
(b)           Each Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin.
(c)           The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

2.6.  Requests for Loans. The Borrower shall give to the Bank written notice (or telephonic notice confirmed in a writing) of each Loan requested hereunder (a “Loan Request”) (a) no later than 2:00 p.m. (Hartford time) on the proposed Drawdown Date of any Base Rate Loan and (b) no less than three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan.  Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan, if a Libor Rate Loan, and (iv) the Type of such Loan.  Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Bank on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $100,000 or integral multiples of $25,000 in excess thereof.

2.7.  Conversion Options.

2.7.1.  Conversion to Different Type of Loan.The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a Loan to a Base Rate Loan, the Borrower shall give the Bank written notice of such election no later than 2:00 p.m. (Hartford time) on the day of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Bank at least three (3) LIBOR Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.  All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that (a) any partial conversion shall be in an aggregate principal amount of $100,000 or a whole multiple of $25,000 in excess thereof and (b) with respect to LIBOR Rate Loans, there shall be no more than six (6) separate Interest Periods in effect at any one time.  Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

2.7.2.  Continuation of Type of Loan.Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest

Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Bank active upon the Borrower’s account have actual knowledge.  In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan or as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto.

2.7.3.  LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $50,000 in excess thereof.

3.  REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1.  Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2.  Mandatory Repayments of Loans. If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Commitment, then the Borrower shall immediately pay the amount of such excess to the Bank for application:  first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the bank cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c).

3.3.  Optional Repayments of Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium (but subject to §5.9).  The Borrower shall give the Bank, no later than 11:00 a.m., Hartford, Connecticut time, prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and at least three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this §3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid.  Each such partial prepayment of the Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.

4.  LETTERS OF CREDIT.

4.1.  Letter of Credit Commitments.

4.1.1.  Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Bank’s customary form (a “Letter of Credit Application”), the Bank in reliance upon the representations and warranties of the Borrower contained herein, agrees, in its sole and absolute discretion, to issue, extend and renew for the account of the Borrower one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Bank; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $500,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans outstanding shall not exceed the Commitment  Notwithstanding the foregoing, the Bank shall not issue any Letter of Credit to support or secure any Indebtedness of the Borrower or any of its Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrower demonstrates to the satisfaction of the Bank that (x) such prior incurred Indebtedness were then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrower or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness were then secured or supported by a letter of credit issued for the account of the Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by the Borrower or such Subsidiary.

4.1.2.  Letter of Credit Applications. Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Bank.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3.  Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date.  Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

4.2.  Reimbursement Obligation of the Borrower. In order to induce the Bank to issue, extend and renew each Letter of Credit in the Bank’s sole and absolute discretion, the Borrower hereby agrees to reimburse or pay to the Bank, with respect to each Letter of Credit issued, extended or renewed by the Bank hereunder,

(a)           except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Bank, or the Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Bank in connection with any payment made by the Bank under, or with respect to, such Letter of Credit,

(b)           upon the reduction (but not termination) of the Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations, and
(c)           upon the termination of the Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations.

Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Bank on demand at the rate specified in §5.10 for overdue principal on the Loans.

4.3.  Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  The responsibility of the Bank to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

4.4.  Obligations Absolute. The Borrower’s obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit.  The Borrower further agrees with the Bank that the Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Bank to the Borrower.

4.5.  Reliance by Issuer. To the extent not inconsistent with §4.4, the Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.

4.6.  Letter of Credit Fee. The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Bank in the amount of the Bank’s customary letter of credit fees per annum of the face amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable quarterly in arrears.  In respect of each Letter of Credit, the Borrower shall also pay to the Bank, at such other time or times as such charges are customarily made by the Bank, the Bank’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

5.  CERTAIN GENERAL PROVISIONS.

5.1.  Closing Fee. On the Closing Date, the Borrower agrees to pay to the Bank a closing fee in the amount of $69,800.00.

5.2.  Funds for Payments.

5.2.1.  Payments to Bank. All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Bank, at 777 Main Street, Hartford, Connecticut 06115 or at such other location in the Connecticut, area that the Bank may from time to time designate, in each case in immediately available Dollars, on or before 11:00 a.m. (Hartford, Connecticut time) on the due date thereof.  The Bank shall be entitled (but shall not be obligated) to charge any account of the Borrower with the Bank for any sum due and payable by the Borrower to the Bank hereunder or under any of the other Loan Documents.  All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal.

5.2.2.  No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Bank, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Bank to receive the same net amount which it would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Bank certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

5.3.  Computations. All computations of interest on the Loans and of commitment fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the Note Record from time to time shall be considered correct and binding on the Borrower, absent manifest error.

5.4.  Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Bank shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower.  In such event (a) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Bank to make LIBOR Rate Loans shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall so notify the Borrower.

5.5.  Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain LIBOR Rate Loans, the Bank shall forthwith give prompt notice of such circumstances to the Borrower and thereupon (a) the commitment of the Bank to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended and (b) the Bank’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law.  The Borrower hereby agrees promptly to pay the Bank, upon demand by the Bank, any additional amounts necessary to compensate the Bank for any costs incurred by the Bank in making any conversion in accordance with this §5.5, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.6.  Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to the Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           subject the Bank to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan

Documents, any Letters of Credit, the Bank’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of the Bank), or

(b)           materially change the basis of taxation (except for changes in taxes on income or profits) of payments to the Bank of the principal of or the interest on any Loans or any other amounts payable to the Bank under this Credit Agreement or any of the other Loan Documents, or
(c)           impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of the Bank, or

(d)           impose on the Bank any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, the Bank’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or the Bank’s Commitment forms a part, and the result of any of the foregoing is:

(i)            to increase the cost to the Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or the Bank’s Commitment or any Letter of Credit, or

(ii)           to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to the Bank hereunder on account of the Bank’s Commitment, any Letter of Credit or any of the Loans, or

(iii)          to require the Bank to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Bank from the Borrower hereunder, then, and in each such case, the Bank shall give prompt notice thereof to the Borrower, and the Borrower will, upon demand made by Bank at any time and from time to time and as often as the occasion therefor may arise, pay to the Bank such additional amounts as will be sufficient to compensate the Bank for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.7.  Capital Adequacy. If after the date hereof the Bank determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by the Bank or any corporation controlling the Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on the Bank’s commitment with respect to any Loans to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by the Bank to be material, then the Bank shall notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and the Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate the Bank in light of these circumstances.  If the Borrower and the Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Bank’s reasonable determination, provide adequate compensation.  The Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.8.  Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by the Bank to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.9.  Indemnity. The Borrower shall pay to Bank, upon request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense incurred as a result of:  (a) any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such Loan; (b) any failure by Borrower to borrow a LIBOR Rate Loan on the date specified by Borrower’s written notice; and/or (c) any failure by Borrower to pay a LIBOR Rate Loan on the date for payment specified in Borrower’s written notice. Without limiting the foregoing, Borrower shall pay to Bank a “yield maintenance fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the LIBOR Rate Election (as defined below) as to which the prepayment is made, shall be subtracted from the LIBOR Rate in effect at the time of prepayment.  If the result is zero or a negative number, there shall be no yield maintenance fee.  If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid.  The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which the prepayment is made.  Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Rate Election as to which prepayment is made.  The resulting amount shall be the yield maintenance fee due to Bank upon the prepayment of a LIBOR Rate Loan.  Each reference in this paragraph to “LIBOR Rate Election” shall mean the election by Borrower of the LIBOR Rate.  If by reason of an Event of Default, Bank elects to declare the Note to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

5.10.  Interest After Default.

5.10.1.  Overdue Payments. If a payment of principal (but only with respect to principal due and owing on the Maturity Date) and/or interest due hereunder or under the Note is not made within ten (10) days of when due, the Borrower shall pay a late payment charge to the Bank equal to three and one-half percent (3.5%) of the amount then due and owing.  Nothing contained herein shall affect Bank’s right to demand the Obligations upon the occurrence of an Event of Default.

5.10.2.  Interest After Default. While a Default or Event of Default is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand) at a rate per annum which is equal to (i) the rate of interest in effect on such amounts immediately preceding such Default or Event of Default and (ii) two percent (2%) until such amount is paid in full or (as the case may be) such Default or Event of Default has been waived in writing by the Bank (after as well as before judgement).

6.  COLLATERAL SECURITY.

6.1.  Security of Borrower. The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in the Collateral, pursuant to the terms of the Security Documents.

7.  REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Bank as follows:

7.1.  Authority.

7.1.1.  Incorporation; Good Standing. The Borrower and its Subsidiaries (a) are corporations duly organized, validly existing and in good standing under the laws of their states of incorporation, (b) have all requisite corporate power to own their property and conduct their business as now conducted and as presently contemplated, and (c) are in good standing as foreign corporations, and are duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2.  Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the corporate charter, bylaws, articles of organization or operating agreement of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

7.1.3.  Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2.  Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than filing any Security Document to perfect the security interest granted therein and those already obtained.

7.3.  Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto and as indicated on the title policies received by the Bank with respect to the Collateral, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

7.4.  Financial Statements and Projections.

7.4.1.  Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal year which is 52 or 53 weeks ending on the Saturday nearest to November 30th of each calendar year.

7.4.2.  Financial Statements. There has been furnished to the Bank a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal quarter then ended, certified by the Borrower’s Chief Financial Officer. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended.  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower which were not disclosed or reserved against in such balance sheet or the notes related thereto.  The Bank acknowledges that financial statements of the Borrower issued prior to the Closing Date may require restatement.  This potential restatement would be for the amounts reported as equity income from Centaur and the related balance sheet effects.

7.5.  No Material Changes, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect.  Since the Balance Sheet Date, the Borrower has not made any Distributions.

7.6.  Litigation. Except as set forth in Schedule 7.6 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, would, in the aggregate, have a Material Adverse Effect, or result in any substantial liability not adequately covered by insurance or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.7.  No Materially Adverse Contracts, etc. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate, or other legal restriction, or any judgment, decree, order, rule or regulation that has or will have in the future a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or will have, in the judgment of the Borrower’s officers, a Material Adverse Effect.

7.8.  Compliance with Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, operating agreement, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, including, without limitation, ERISA, in any of the foregoing cases in a manner that would result in the imposition of substantial penalties or have a Material Adverse Effect.

7.9.  Tax Status. The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

7.10.  No Event of Default. No Default or Event of Default has occurred and is continuing.

7.11.  Intentionally Omitted.

7.12.  Absence of Financing Statements, etc. Except as described in the title policies with respect to the Collateral and except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

7.13.  Certain Transactions. Except as set forth on Schedule 7.13 and except for arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, members, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, member, director or such employee or, to the knowledge of the Borrower, any corporation, limited liability company, partnership, trust or other entity in which any officer, member, director, or any such employee has a substantial interest or is an officer, member, director, trustee or partner.

7.14.  Use of Proceeds.

7.14.1.  General. The proceeds of the Loans shall be used (a) to refinance existing Indebtedness of the Borrower and Imperial to the Bank, (b) for real estate development by the Borrower, (c) for working capital and general corporate purposes of the Borrower and (d) to make capital contributions and/or loans to Imperial or any other Subsidiary Guarantor for the working capital and general corporate purposes of Imperial and such Subsidiary Guarantor; provided that no more than an amount equal to the Commitment outstanding at such time of determination minus $5,000,000 shall be used for the purposes set forth in clauses (a), (b) and (c) of this section 7.14.1.  The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

7.14.2.  Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.15.  Environmental Compliance. The Borrower has determined that:

(a)           neither the Borrower, its Subsidiaries nor any operator of the Collateral or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a Material Adverse Effect;
(b)           neither the Borrower nor any of its Subsidiaries has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United

States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)           except as set forth on Schedule 7.15 attached hereto: (i) no portion of the Collateral has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Collateral; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Collateral except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Collateral or adjacent properties; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Collateral which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Collateral; and (v) in addition, any Hazardous Substances that have been generated on any of the Collateral have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws; and
(d)           Neither the Borrower nor any of its Subsidiaries is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby with respect to the Collateral.

7.16.  Subsidiaries, etc.  Schedule 7.16 sets forth the Subsidiaries of the Borrower.  Except as set forth on Schedule 7.16 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.

7.17.  Bank Accounts.  Schedule 7.17 sets forth the account numbers of all bank accounts of the Borrower or any of its Subsidiaries.

7.18.  Chief Executive Office. The chief executive office of the Borrower is at One Rockefeller Plaza, New York, New York 10020.  The Borrower keeps its books and records at 204 West Newberry Road, Bloomfield, Connecticut 06002.

7.19.  Insurance. The Borrower and each of its Subsidiaries maintain with financially sound and reputable insurers insurance with respect to their properties and businesses against such casualties and contingencies as are in accordance with sound business practices.

8.  AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Bank has any obligation to make any Loans or any obligation to issue, extend or renew any Letters of Credit:

8.1.  Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2.  Maintenance of Office. The Borrower will maintain its chief executive office at One Rockefeller Plaza, New York, New York 10020 or at such other place in the United States of America as the Borrower shall designate upon written notice to the Bank, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3.  Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage PricewaterhouseCoopers LLP or any other nationally-recognized independent certified public accounting firm reasonably satisfactory to the Bank as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Bank.

8.4.  Financial Statements, Certificates and Information. The Borrower will deliver to the Bank:

(a)           as soon as practicable, but in any event not later than one hundred (100) days after the end of each fiscal year of the Borrower (unless the Borrower is granted an extension by the SEC for the filing of its 10K for such fiscal year, then for such additional period of time as granted in such extension but in any event not later than one hundred fifteen (115) days after the end of each fiscal year of the Borrower), the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statements of income and consolidated statements of cash flow and consolidating statements of income and consolidating statements of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and with respect to the consolidated balance sheet and related consolidated statements of income and consolidated statements of cash flow, certified without qualification by a nationally-recognized independent certified public accounting firm reasonably satisfactory to the Bank together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided, that such accountants shall not be liable to the Bank for failure to obtain knowledge of any Default or Event of Default;
(b)           as soon as practicable, but in any event not later than fifty (50) days after the end of each of the fiscal quarters of the Borrower (unless the Borrower is granted an extension by the SEC for the filing of its 10Q for such fiscal quarter, then for such additional period of time as granted in such extension but in any event not later than sixty five (65) days after the end of each fiscal quarter of the Borrower), copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statements of income and consolidated statements of cash flow and consolidating statements of income and consolidating statements of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officers of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments and the absence of footnotes);
(c)           promptly upon the filing thereof, copies of all reports on Forms 10-K and 10-Q which the Borrower shall file with the Securities and Exchange Commission;

(d)           with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officers of the Borrower in substantially the form of Exhibit A hereto (the “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;
(e)           not later than sixty (60) days after the commencement of each fiscal year, annual projections of the Borrower and its Subsidiaries for such fiscal year, updating those projections previously delivered to the Bank and prepared in form and detail consistent with those previously delivered to the Bank; and
(f)            from time to time such other financial data and information (including accountants, management letters) as the Bank may reasonably request.

8.5.  Notices.

8.5.1.  Defaults. The Borrower will promptly notify the Bank in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a Default under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrower shall forthwith give written notice thereof to the Bank, describing the notice or action and the nature of the claimed Default.

8.5.2.  Environmental Events. The Borrower will promptly give notice to the Bank (a) of any material violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that would have a Material Adverse Effect.

8.5.3.  Notification of Claim against Collateral. The Borrower will, promptly (but in any event within three (3) Business Days) upon becoming aware thereof, notify the Bank in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Bank’s rights with respect to the Collateral, are subject.

8.5.4.  Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Bank in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  The Borrower will, and will cause each of its Subsidiaries to, give notice to the Bank, in writing, in form and detail satisfactory to the Bank, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $100,000.

8.6.  Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary in its reasonable business judgment to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries.  It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses except, in the cases of clauses (a), (b) or (c) such failures that would not have a Material Adverse Effect; provided that nothing in this §8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

8.7.  Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents.

8.8.  Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

8.9.  Inspection of Properties and Books, etc. The Borrower shall permit the Bank or any of the Bank’s other designated representatives, to visit and inspect any of the Collateral of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals  after reasonable notice to the Borrower (unless a Default or Event of Default shall have occurred and be continuing, whereupon no such notice shall be required) as the Bank may reasonably request.

8.10.  Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including ERISA and all Environmental Laws, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect, (b) the provisions of its charter documents, operating agreement, articles or organization and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect and (d) all applicable decrees, orders, and judgments, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of their obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Bank with evidence thereof.

8.11.  Use of Proceeds. The Borrower will use the proceeds of the Loans and obtain the Letters of Credit solely for the purposes set forth in §7.14.

8.12.  Depository Bank. The Borrower will, and will cause each of its Subsidiaries to, maintain its primary operating and depository bank account at the Bank.

8.13.  Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Bank and execute such further instruments and documents as the Bank shall reasonably request to carry out to its reasonable satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Bank has any obligation to make any Loans or any obligations to issue, extend or renew any Letters of Credit:

9.1.  Restrictions on Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)           Indebtedness to the Bank arising under any of the Loan Documents;
(b)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)           Indebtedness in respect of Interest Rate Agreements;
(d)           Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or such Subsidiary or under any Capitalized or Synthetic Leases, provided that the aggregate principal amount of such Indebtedness of the Borrower and its Subsidiaries shall not exceed the aggregate amount of $250,000 at any one time;
(e)           Non-Recourse Debt incurred after the Closing Date so long as prior to incurring such Indebtedness the Borrower has provided the Bank with evidence of compliance with the financial covenants set forth in §10 hereof both before and (on a pro forma basis, based on the most recent financial statements delivered to the Bank before the incurrence of such Indebtedness) after giving effect to incurring such Indebtedness;
(f)            Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto and any refinancings, refundings, renewals or extensions thereof, provided, with respect to each such refinancing, refunding, renewal or extension, that the maximum aggregate principal amount of each such Indebtedness does not exceed the maximum principal amount of the refinanced, refunded, renewed or extended Indebtedness, is used for similar business purposes, and is not subject to restrictions on Distribution that are more restrictive than those to which the refinanced, refunded, renewed or extended Indebtedness was subject;
(g)           unsecured Indebtedness of the Borrower consisting of guaranties of Indebtedness incurred by its Subsidiaries permitted under §§9.1(d) and (f);
(h)           unsecured Indebtedness of the Borrower to its Subsidiaries not to exceed $500,000 in the aggregate at any time;
(i)            unsecured Indebtedness of the Borrower to Culbro in the form of a one time loan from Culbro to the Borrower in an amount not to exceed $5,000,000;
(j)            Subordinated Debt;
(k)           unsecured Indebtedness of the Borrower consisting of guaranties of Indebtedness incurred by its Subsidiaries permitted under §9.1(e) but only on terms and conditions reasonably satisfactory to the Bank; and
(l)            (i) unsecured Indebtedness of Imperial to the Borrower, (ii) unsecured Indebtedness of Subsidiary Guarantors (other than Imperial) to the Borrower not to exceed $1,000,000 to any individual Subsidiary Guarantor at any time and $5,000,000 to all such Subsidiary Guarantors in the aggregate at any time and (iii) other unsecured Indebtedness of Subsidiaries of the Borrower (other than Subsidiary Guarantors) to the Borrower not to exceed $1,000,000 to any individual Subsidiary of the Borrower at any time and $2,000,000 to all such Subsidiaries of the Borrower in the aggregate any time; provided that the amount of such Indebtedness outstanding at any time under clauses (ii) and (iii) hereof shall not exceed $5,000,000 in the aggregate at any time.

9.2.  Restrictions on Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; or (f) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than in favor of the Bank under the Loan Documents and other than customary anti-assignment provisions in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business, provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)  liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue, except those being contested in good faith and by appropriate proceedings in accordance with the terms of this Credit Agreement;

(ii)  deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)  liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

(iv)  encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of business of the Borrower and its Subsidiaries, which defects do not have a Material Adverse Effect;

(v)  liens existing on the date hereof and listed on Schedule 9.2 hereto;

(vi)  purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money

Indebtedness of the type and amount permitted by §9.1(d), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and liens in favor of lessors under any Capitalized or Synthetic Lease on the assets subject to such Capitalized or Synthetic Lease permitted by §9.1(d);

(vii)  Non-Recourse Mortgages on Real Estate other than the Collateral to secure Non-Recourse Debt, provided that such mortgages do not secure any Indebtedness except for such Non-Recourse Debt. Upon ten (10) Business Days prior written notice by Borrower to Bank and so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), the Bank agrees to release the lien and security interests of the applicable Mortgages and other Loan Documents on any Real Estate of the Borrower or any of its Subsidiaries to be secured by such Non-Recourse Mortgage.  Contemporaneously with any such release, the Commitment shall be automatically and permanently reduced by the applicable Commitment Reduction Amount;

(viii)  liens on each piece of Collateral which is Real Estate as and to the extent permitted by the Mortgage applicable thereto;

(ix)  liens on Real Estate other than Collateral consisting of leases entered into in the ordinary course of business consistent with past practices; and

(x)  liens in favor of the Bank under the Loan Documents.

9.3.  Restrictions on Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;
(b)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;
(c)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor’s Rating Group;
(d)           Investments consisting of the Guaranties;
(e)           extensions of trade credit in the ordinary course of business;
(f)            So long as no Default or Event of Default has occurred and is continuing, Investments by the Borrower in any Subsidiary consisting solely of transfers of Real Estate other than Collateral;

(g)           So long as no Default or Event of Default has occurred and is continuing, Investments by the Borrower and/or any Subsidiary Guarantor in any Subsidiary Guarantor consisting solely of transfers of any Collateral so long as such Subsidiary Guarantor assumes all of the Borrower’s obligations under the Security Documents and Environmental Indemnity Agreement applicable to such Collateral;
(h)           an Investment by Culbro in the Borrower consisting of a one time loan by Culbro to the Borrower in an amount not to exceed $5,000,000;
(i)            Investments (other than transfers of Real Estate) (i) by the Borrower in Imperial, (ii) by the Borrower in an amount not to exceed $1,000,000 in any individual Subsidiary Guarantor (other than Imperial) at any time and in an aggregate amount not to exceed $5,000,000 in all Subsidiary Guarantors (other than Imperial) at any time and (iii) by the Borrower in an amount not to exceed $1,000,000 in any individual Subsidiary (other than Subsidiary Guarantors) at any time and in an aggregate amount not to exceed $2,000,000 in all Subsidiaries (other than Subsidiary Guarantors) at any time; provided, that the amount of Investments outstanding under clauses (ii) and (iii) hereof shall not exceed $5,000,000 in the aggregate at any time; and
(j)            Investments existing on the date hereof and listed on Schedule 9.3 hereto.

9.4.  Distributions. The Borrower will not make any Distributions; provided, that so long as no Default or Event of Default has occurred or is continuing (or would result therefrom), the Borrower may make Distributions during any fiscal quarter in an amount not to exceed fifty percent (50%) of the Borrower’s Consolidated Net Income for the immediately preceding fiscal quarter.

9.5.  Merger, Consolidation and Disposition of Assets.

9.5.1.  Mergers and Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to, become a party to any merger or consolidation without the prior written consent of the Bank, such consent not to be unreasonably withheld, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices), except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower.

9.5.2.  Disposition of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of any assets; provided, that the Borrower and its Subsidiaries may dispose of assets for an amount equal to the fair value of such asset, determined by board of directors of the Borrower or such Subsidiary, in each case in the ordinary course of business consistent with past practices and the Borrower and any of its Subsidiaries may dispose of Collateral upon ten (10) Business Days prior written notice by Borrower to Bank so long as no Default or Event of Default has occurred and is continuing (or would result therefrom).  The Bank agrees to release its mortgage on any Real Estate of the Borrower or any of its Subsidiaries to be sold.  Contemporaneously with any such release, the Commitment shall be automatically and permanently reduced by the applicable Commitment Reduction Amount.  In addition to the foregoing, the Bank agrees that the Borrower shall have the right, without the consent of the Bank, to subdivide in accordance with all applicable laws and regulations (hereinafter, the “Subdivision”) the portions of the Real Estate located in Bloomfield, Connecticut and known by the street address of 310-350 West Newberry Road into separate and distinct parcels substantially in accordance with the plan of subdivision entitled “310-350 West Newberry Road  Subdivision Plan prepared for Griffin Land   Parcel 6002 — West Newberry Road & Griffin Road South  Bloomfield, Connecticut” prepared by Alford Associates, Inc. and dated January 21, 2002, Sheets 1 of 3, Sheet 2 of 3, and Sheet 3 of 3 (the “Subdivision Plan”), so that following the Subdivision, 310-350 West Newberry Road will be comprised of three separate and distinct parcels known by the street addresses of (i) 310-330 West Newberry Road (the “310-330 Parcel”), (ii) 340 West Newberry Road (the “340 Parcel”), and (iii) 350 West Newberry Road (the “350 Parcel”).  Notwithstanding the foregoing, the Borrower shall not be entitled to undertake the Subdivision if it would  cause the 310-330 Parcel or the 340 Parcel to be in violation or non-conformance in any respect with applicable planning, zoning, land use or building laws or regulations or if it would materially adversely affect access or utilities to the 310-330 Parcel or 340 Parcel.  The Bank further agrees that, upon the written request of the Borrower following the occurrence of the Subdivision, the Bank shall release the lien and security interests of its mortgage on the 350 Parcel and any easements and other rights appurtenant to the 350 Parcel granted pursuant to the Subdivision and benefiting the 350 Parcel.  The Bank agrees that there shall be no Commitment Reduction Amount attributable to the aforesaid release of the 350 Parcel.  The Bank further agrees that, in connection with the subsequent release of any or both of the 310-330 Parcel and/or the 340 Parcel as permitted by the terms of this Agreement, such release shall include a release of any lien the Bank may have on any easements and other rights appurtenant to and benefiting such released parcel.

9.6.  Sale and Leaseback. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred without the prior written consent of the Bank, such consent not to be unreasonably withheld.

9.7.  Compliance with Environmental Laws. The Borrower will not, nor will it permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate, in each case of clauses (a) through (e) hereof in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

9.8.  Fiscal Year. The Borrower will not, nor will it permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.4.1.

9.9.  Transactions with Affiliates. Except as set forth on Schedule 7.13, the Borrower will not, nor will it permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis.

9.10.  Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Debt or prepay, redeem or repurchase any of the Subordinated Debt without the prior written consent of the Bank.

10.  FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or the Bank has any obligation to make any Loans or any obligation to issue, extend or renew any Letters of Credit:

10.1.  Net Worth. As of the end of each fiscal quarter of the Borrower, the Borrower will not permit Consolidated Net Worth to be less than an amount equal to (a) the sum of (i) $95,000,000, plus (ii) on a cumulative basis, seventy-five percent (75%) of positive Consolidated Net Income for each fiscal year of the Borrower commencing with the fiscal year ending November 30, 2002, less (b) the aggregate of any reductions after the Balance Sheet Date in the value, as included in the Consolidated Total Assets of the Borrower’s Investment in Centaur and/or Linguaphone, including any reduction in the value of Centaur and/or Linguaphone as the result of any currency fluctuation after the Balance Sheet Date.

10.2.  Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio to be less than (a) 1.10:1.00 as of the last day of each fiscal quarter of the Borrower ending on and after June 1, 2002 through and including March 1, 2003 and (b) 1.25:1.00 as of the last day of each fiscal quarter of the Borrower ending after March 1, 2003.

10.3.  Liabilities to Net Worth. The Borrower will not permit the ratio of (a) Consolidated Total Liabilities to (b) Consolidated Net Worth to exceed 0.75:1.00 at any time.

10.4.  Consolidated Net Loss. The Borrower will not permit the Consolidated Net Loss to be greater than $1,500,000 for the fiscal quarter ending March 1, 2002.

11.  CLOSING CONDITIONS.

The obligations of the Bank to make the initial Loans and to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

11.1.  Loan Documents etc.

11.1.1.  Loan Documents.Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Bank.  The Bank shall have received a fully executed copy of each such document.

11.2.  Certified Copies of Charter Documents. The Bank shall have received from the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer or member of such Person, as the case may be, to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

11.3.  Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank.

11.4.  Validity of Liens. The Security Documents shall be effective to create in favor of the Bank a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Bank to protect and preserve such security interests shall have been duly effected.  The Bank shall have received evidence thereof in form and substance satisfactory to the Bank.

11.5.  Certificates of Insurance. The Bank shall have received a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Documents.

11.6.  Opinion of Counsel. The Bank shall have received a favorable legal opinion addressed to the Bank, dated as of the Closing Date, in form and substance satisfactory to the Bank, from counsel to the Borrower and its Subsidiaries.

12.  CONDITIONS TO ALL BORROWINGS.

The obligations of the Bank to make any Loan, and to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1.  Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that do not have a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

12.2.  No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Bank would make it illegal for the Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Bank would make it illegal for the Bank to issue, extend or renew such Letter of Credit.

12.3.  Governmental Regulation. The Bank shall have received such statements in substance and form reasonably satisfactory to the Bank as the Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

12.4.  Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Bank and its counsel, and the Bank and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Bank may reasonably request.

13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1.  Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b)           the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure continues for a period of five (5) Business Days;

(c)           the Borrower or any of its Subsidiaries shall fail to comply with any of its covenants contained in §§8.1, 8.2, 8.4, 8.5.1, 8.7, 8.8, 8.9, 8.11, 8.12, 9 or 10;
(d)           the Borrower or any of its Subsidiaries shall fail to comply with any of its covenants contained in §§8.5.2, 8.5.3 or 8.5.4 for fifteen (15) days after the sooner to occur of written notice of such failure has been given to the Borrower by the Bank or the date on which such failure first becomes known to any officer of the Borrower;
(e)           the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for sixty (60) days after the sooner to occur of written notice of such failure has been given to the Borrower by the Bank or the date on which such failure first becomes known to any officer of the Borrower;
(f)            any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g)           the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases in an amount in excess of $100,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases, in an amount in excess of $100,000, for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(h)           the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its

Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(i)            a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(j)            there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $100,000;
(k)           if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Bank’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Bank, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective officers, members or stockholders, as the case may be, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(l)            the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary having a fair market value in excess of $100,000; or
(m)          a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Bank may, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Note and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§13.1(h), 13.1(i) or 13.1(k), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Bank.

13.2.  Termination of Commitment. If any one or more of the Events of Default specified in §13.1(h), §13.1(i) or §13.1(k) shall occur, any unused portion of the credit hereunder shall forthwith terminate and the Bank shall be relieved of all further obligations to make Loans to the Borrower and the Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, the Bank may, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and the Bank shall be relieved of all further obligations to make Loans and issue, extend or renew Letters of Credit.  No termination of the credit hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations.

13.3.  Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Bank shall have accelerated the maturity of the Loans pursuant to §13.1, the Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Bank.  No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14.  SETOFF.

The Borrower hereby grants to Bank a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of FleetBoston Financial Corporation or in transit to any of them.  At any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Loans.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

15.  EXPENSES AND INDEMNIFICATION.

15.1.  Expenses. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Bank (other than taxes based upon the Bank’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Bank’s counsel or any local counsel to the Bank incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Bank or any of its affiliates reasonably incurred by the Bank or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, reasonably incurred by the Bank in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral; (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Bank, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Bank in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Bank’s or the Bank’s relationship with the Borrower or any of its Subsidiaries and (g) all reasonable fees, expenses and disbursements of the Bank incurred in connection with UCC searches, UCC filings or mortgage recordings. The amount of all such reasonable fees and expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an Obligation secured by the Collateral.

15.2.  Indemnification. The Borrower agrees to indemnify and hold harmless the Bank and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Bank upon the transfer of funds from lock box, bank agency or concentration accounts or in connection with the provisional honoring of checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding.  In litigation, or the preparation therefor, the Bank and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of the Borrower under this §15.2 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

15.3.  Survival. The covenants contained in this §15 shall survive payment or satisfaction in full of all other Obligations.

16.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

The Bank agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for the Bank, (d) to bank examiners or any other regulatory authority having jurisdiction over the Bank, or to auditors or accountants, (e) in connection with any litigation to which the Bank is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (f) to a Subsidiary or affiliate of the Bank or (g) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of §18.3.

17.  SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Bank of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Note or any of the other Loan Documents remains outstanding or the Bank has any obligation to make any Loans or the Bank has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to the Bank at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.  Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of the Note or other security document, Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

18.  ASSIGNMENT AND PARTICIPATION.

18.1.  Conditions to Assignment by Bank. The Bank may assign all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of the Commitment and the same portion of the Loans at the time owing to it, the Note held by it and the risk relating to any Letters of Credit).  In addition, the Bank may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  No such pledge or assignment or enforcement thereof shall release Bank from its obligations under any of the Loan Documents nor shall any such pledge or assignment be at any cost or expense to the Borrower or its Subsidiaries.

18.2.  Participations. The Bank may sell participations to one or more banks or other entities in all or a portion of the Bank’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that any such sale or participation shall not affect the rights and duties of the Bank hereunder to the Borrower and shall be at no cost or expense to the Borrower and its Subsidiaries.

18.3.  Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices the Bank may disclose information obtained by the Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

18.4.  Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of the Bank.

19.  NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Note or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)           if to the Borrower, at 90 Salmon Brook Street, Granby, Connecticut  06035, Attention: Anthony Galici, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice; and

(b)           if to the Bank, at 777 Main Street, Hartford, Connecticut 06115, Attention: Matthew E. Hummel, Senior Vice President, or such other address for notice as the Bank shall last have furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

20.  GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF CONNECTICUT AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF CONNECTICUT (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF CONNECTICUT OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19.  THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

21.  HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

22.  COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

23.  ENTIRE AGREEMENT, ETC.

The Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents.  Neither this Credit

Agreement, nor any of the other Loan Documents or any term hereof or thereof may be changed, waived, discharged or terminated, except as provided in §25.

24.  WAIVER OF JURY TRIAL.

BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THIS CREDIT AGREEMENT AND MAKE THE LOANS.

25.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by the Bank may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Bank.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

26.  PREJUDGMENT REMEDY WAIVER.

THE BORROWER ACKNOWLEDGES THAT THE FINANCING EVIDENCED HEREBY IS A COMMERCIAL TRANSACTION WITHIN THE MEANING OF CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES.  THE BORROWER HEREBY WAIVES ITS RIGHT TO NOTICE AND PRIOR COURT HEARING OR

COURT ORDER UNDER CONNECTICUT GENERAL STATUTES SECTIONS 52-278a ET. SEQ. AS AMENDED OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES THE BANK MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER.  MORE SPECIFICALLY, THE BORROWER ACKNOWLEDGES THAT THE BANK’S ATTORNEY MAY, PURSUANT TO CONN. GEN. STAT. §52-278F, ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT SECURING A COURT ORDER.  THE BORROWER ACKNOWLEDGES AND RESERVES ITS RIGHT TO NOTICE AND A HEARING SUBSEQUENT TO THE ISSUANCE OF A WRIT FOR PREJUDGMENT REMEDY AS AFORESAID AND THE BANK ACKNOWLEDGES BORROWER’S RIGHT TO SAID HEARING SUBSEQUENT TO THE ISSUANCE OF SAID WRIT.  THE BORROWER FURTHER WAIVES ITS RIGHTS TO REQUEST THAT BANK POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT THE BORROWER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY PREJUDGMENT REMEDY SOUGHT OR OBTAINED BY BANK.

27.  USURY.

All agreements between the Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Credit Agreement shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrower and the Bank in the execution, delivery and acceptance of this Credit Agreement to contract in strict compliance with the laws of the State of Connecticut from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Borrower and the Bank.

28.  SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

GRIFFIN LAND & NURSERIES, INC.

By:	/s/ Anthony J. Galici
Anthony J. Galici Vice President 204 West Newberry Road Bloomfield, CT 06002

FLEET NATIONAL BANK

By:	/s/ Matthew E. Hummel
Matthew E. Hummel Senior Vice President